UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2011
AMICUS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33497	71-0869350

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Cedar Brook Drive, Cranbury, NJ	08512

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (609) 662-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 28, 2011, Amicus Therapeutics, Inc. (the “Company”) announced that John F. Crowley will return full-time as Chairman and Chief Executive Officer of the Company effective August 15, 2011 (the “Effective Date”). Matthew R. Patterson will remain in his current role as President and Acting Chief Executive Officer of the Company until the Effective Date at which time he will continue as President. A copy of the press release announcing Mr. Crowley’s appointment to Chief Executive Officer is attached hereto as Exhibit 99.1.
Mr. Crowley has served as Executive Chairman of the Company since April 2011, Chairman and Chief Executive Officer from February 2010 to April 2011, and Chief Executive Officer from January 2005, and has also served as a director of Amicus since August 2004, with the exception of the period from September 2006 to March 2007 when he was not an officer or director of Amicus while he was in active duty service in the United States Navy (Reserve). Mr. Crowley was President and Chief Executive Officer of Orexigen Therapeutics, Inc. from September 2003 to December 2004. He was President and Chief Executive Officer of Novazyme Pharmaceuticals, Inc., from March 2000 until that company was acquired by Genzyme Corporation in September 2001; thereafter he served as Senior Vice President of Genzyme Therapeutics until December 2002. Mr. Crowley received a B.S. degree in Foreign Service from Georgetown University’s School of Foreign Service, a J.D. from the University of Notre Dame Law School, and an M.B.A. from Harvard Business School.
Crowley Employment Agreement
In connection with Mr. Crowley’s appointment to Chief Executive Officer, the Company and Mr. Crowley entered into a new employment agreement dated June 28, 2011 (the “Current Employment Agreement”). The Current Employment Agreement replaced Mr. Crowley’s prior employment agreement dated April 18, 2011 (the “April 2011 Agreement”) pursuant to which he serves as Executive Chairman. The Current Employment Agreement is substantially similar to the employment agreement dated December 17, 2010 (the “December 2010 Agreement) under which Mr. Crowley previously served as Chief Executive Officer. Notably, Mr. Crowley’s base salary, bonus, severance and benefits under the Employment Agreement are the same as provided under the December 2010 Agreement.
The Current Employment Agreement provides that Mr. Crowley will receive a base salary of $545,000 and a target annual bonus award of 60% of base salary. As under the December 2010 Agreement and April 2011 Agreement, the Company will make monthly payments of $150,000 to Mr. Crowley to help defray the substantial medical expenses (the “Monthly Medical Payments”) incurred by Mr. Crowley and his family that are not covered by the Company’s group health plan. The Current Employment Agreement provides that if the medical expenses actually incurred by Mr. Crowley and his family during any year are less than the total Monthly Medical Payments paid by the Company during such year (less expected taxes), Mr. Crowley will pay the Company the difference. The Current Employment Agreement will continue for successive one-year terms until either Mr. Crowley or the Company provides written notice of termination to the other in accordance with the terms of the agreement.
Upon the termination of Mr. Crowley’s employment by us other than for cause, or if the Company decides not to extend the Current Employment Agreement at the end of any term, or if Mr. Crowley resigns for good reason, Mr. Crowley has the right to receive (i) a severance payment in an amount equal to his then current base salary payable over 18 months in accordance with the Company’s regular payroll practices, (ii) an additional payment equal to 150% of the target bonus for the year in which the termination occurs, (iii) continuation of the Monthly Medical Payments for 18 months, and (iv) continuation of health care coverage under COBRA with premiums to be subsidized by the Company for up to 18 months. Further, the vesting of all options then held by Mr. Crowley shall accelerate by one year. Mr. Crowley is not entitled to severance payments if we terminate him for cause or if he resigns without good reason.
Further, upon the termination of Mr. Crowley’s employment by us other than for cause, or if the Company decides not to extend the Current Employment Agreement at the end of any term, or if Mr. Crowley resigns for good reason, in each case within 3 months prior to, or 12 months following a change of control in the Company, then Mr. Crowley has the right to receive (i) a severance payment in an amount equal to two times his then current base salary payable over 24 months in accordance with the Company’s regular payroll practices, (ii) an additional payment equal to 200% of the target bonus for the year in which the termination occurs, (iii) continuation of the Monthly Medical Payments for 24 months, and (iv) continuation of health care coverage under COBRA with premiums to be subsidized by the Company for up to 18 months. Further, the vesting of all remaining unvested stock options then held by Mr. Crowley would accelerate in full.

Finally, if Mr. Crowley’s employment ceases due to his death or disability, he (or his estate, as applicable) will be entitled to (i) continuation of the Monthly Medical Payments for 12 months, and (ii) continuation of health care coverage under COBRA with premiums to be subsidized by the Company for up to 12 months.
A copy of the Current Employment Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits: The Exhibit Index annexed hereto is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICUS THERAPEUTICS, INC.

Date: June 30, 2011	By:	/s/ GEOFFREY P. GILMORE

		Name:	Geoffrey P. Gilmore
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated June 28, 2011 between Amicus Therapeutics, Inc. and John F. Crowley

99.1	Press release dated June 29, 2011